EXHIBIT 10.93
STATE OF VERMONT PUBLIC SERVICE BOARD
Docket No. 7191 Tariff filing of Central Vermont Public Service Corporation requesting a 6.15% increase in its rates, for implementation as of February 1, 2007	) ) ) )

MEMORANDUM OF UNDERSTANDING

            This Memorandum of Understanding (the "MOU" or "Memorandum") sets forth the agreements reached between the Vermont Department of Public Service ("DPS" or the "Department"), and Central Vermont Public Service Corporation ("CVPS", "Central Vermont", or the "Company") (together, the "Parties"), regarding CVPS's rate increase request as filed with the Vermont Public Service Board ("PSB" or the "Board") in the above-referenced docket.

Introduction and Recitals

            1.     On May 15, 2006, CVPS filed a request for a retail rate increase of $16.379 million, or 6.15%, in annual revenues, based on a calendar 2005 test year. Direct testimony and workpapers describing the Company's request were filed on May 25, 2006.[1] On June 9, 2006, at the recommendation of the DPS, the Board suspended the Company's request and opened the instant investigation. On June 21, 2006, the Board convened a prehearing conference. On June 30, 2006, the Board issued its Prehearing Conference Memorandum, which set a schedule for the case, addressed protective order issues, consolidated for hearing the issues raised in Docket No. 7162 regarding CVPS's request for an accounting order for Vermont Yankee replacement power costs (the dockets were not otherwise consolidated), and included certain questions relating to CVPS's rate request. A duly noticed public hearing was held June 25, 2006, utilizing the Vermont Interactive Television network system.

            2.     At the public hearing, one CVPS customer, Gaal Crowl, raised issues relating to CVPS's quality of service.

            3.     On July 13, 2006, the Board granted permissive intervention to AARP. AARP is the only intervenor in the docket.

            4.     The DPS conducted informal and formal discovery relating to CVPS's filing and conducted one formal deposition of a CVPS witness. On August 22, 2006, the DPS and CVPS requested a modification in the schedule in this proceeding in order to provide time for settlement discussions. The Board granted the request on August 23, 2006.

            5.     The undersigned Parties have engaged in extended discussions and review with respect to these filings.

            6.     The Parties agree to the settlement contained within this MOU.

Cost of Service

            7.     The undersigned Parties agree that a rate increase in CVPS's annual revenues from retail customers of approximately $9.935 million, or 3.73%, effective with service rendered on or after January 1, 2007, will result in just and reasonable rates subject to the terms of this MOU. The Parties propose calendar year 2007 as the rate year ("Rate Year") to enable the requested revenue increase to begin one month earlier than in the Company's petition and so that the Rate Year, and the Company's fiscal year for financial reporting purposes, are the same twelve-month period.

            8.     CVPS's illustrative Cost of Service, rate base, and cost of capital are as set forth in Attachment 1. The Parties accept CVPS's proposed Cost of Service, rate base, and cost of capital (Attachment 1) for purposes of this Memorandum only because the overall rate levels established by this Memorandum will be just and reasonable subject to the terms and conditions hereof. This settlement will yield a domestic production gross receipts charge of $0.0152362 kWh. This rate is for the purpose of computing revenue to be used for calculating the domestic production activities deduction while these rates are in effect. Other than as specifically discussed herein, this MOU represents a so-called "bottom line settlement."

            9.     ROE: The Company's allowed rate of return on common equity shall be 10.75%.

            10.     Tariff pages: CVPS shall file tariffs in conformance with the rates included in this MOU within five business days after a Board order approving the rate change.

            11.     Docket No. 7162 Accounting Order Request: No resolution of Docket No. 7162 is included in this MOU. CVPS requests that the Board determine an appropriate schedule to resolve that docket within a time frame that allows CVPS to include the results of such resolution in the closing of its 2006 books. Any amounts approved for booking and deferral in that docket shall be included in CVPS's Cost of Service in the next CVPS rate case for recovery consideration. CVPS amortized the receipt of $1,088,297 from the VYNPC Internal Revenue Service settlement over three years to reduce the Cost of Service in this proceeding by $362,766 per year. See Schedule 7, page 2 ("Regulatory Assets, Deferred Debits, and Regulatory Liabilities"), line 43. This amortization shall be applied to increase earnings in the Rate Year (and shall be included in the calculation of the earnings cap amounts), and CVPS shall include such amortization to reduce its Cost of Service in 2008 and 2009. Accordingly, the $1,088,297 VYNPC Internal Revenue Service settlement shall not be available to offset amounts requested for deferral in Docket No. 7162, and the Parties may amend their testimony in that docket to reflect this. Other than the availability of the VYNPC Internal Revenue Service settlement as provided herein, nothing in this MOU shall be deemed precedential for any purpose in Docket No. 7162.

Earnings Cap

            12.     To the extent that CVPS's calendar (fiscal) year earned return on equity on its Vermont jurisdictional electric utility operations exceeds 10.75%, the dollar amount of such excess shall be applied (a) to reduce regulatory asset accounts as specified by the DPS and approved by the Board or (b) as otherwise agreed by CVPS and the DPS, unless a superseding approved agreement or order on rates shall have earlier become effective. The earnings cap shall continue until new rates are established for CVPS subsequent to the rates established pursuant to this MOU.

            Method: The "calendar year earned return on equity on its Vermont jurisdictional electric utility operations" shall be determined in accordance with "Vermont Department of Public Service's cost-of-service-based calculation methodology" as approved in the Order entered March 29, 2005, in Docket Nos. 6946 and 6988. In accordance with that Order, in applying this method for calculating the earnings cap, CVPS shall: remove 100 percent of transmission revenues before applying the wholesale allocation factor; include the portion of Construction Work In Progress on which it does not accrue an allowance for funds used during construction; and treat all of its regulated affiliates above the line. CVPS's calculation shall also (i) include adjustments to exclude incentive compensation consistent with its filing in this Docket 7191, (ii) be based upon Generally Accepted Accounting Principles ("GAAP") in effect as of the date of this MOU (e.g., for purposes of the earnings cap agreed to in this MOU, the Parties agree that the calendar year earnings cap calculation shall not be decreased or increased as a result of future changes in GAAP which may require, among other things, changes to pension plan accounting, income tax accounting, levels of debt and equity, or income and balance sheet items affecting the cost of service and rate base, etc), and (iii) not include the effect on the books of a decision in Docket No. 7162. Other than as described in footnote 2, CVPS represents that it is not aware of any pending changes in GAAP that would affect the income statement or balance sheet and therefore affect the cost of service and/or rate base.[2]

            The Parties agree that it is in the best interest of the Parties and the State to avoid litigation and uncertainty regarding the methodology, calculations and application of the earnings cap. Accordingly, the Parties agree to exert good faith efforts during 2007 to agree upon the calculation and methodology details, issues, assumptions and formulae which should be used to apply the Docket Nos. 6946 and 6988 "Vermont Department of Public Service's cost-of-service-based calculation methodology" to CVPS's 2007 results. Such discussions may include, but not be limited to, reviewing and determining the effect of GAAP in effect as of the date hereof, that may impact the cost of service. CVPS will provide its initial calculations of the agreed upon earnings cap methodology to its preliminary 2007 results, identifying all GAAP-related changes, and the Parties will discuss in good faith such results and seek to reach agreement on the reasonableness and accuracy of such results prior to CVPS closing its 2007 books. The Parties will also discuss and seek resolution of the appropriate application of excess earnings, if any. The Parties reserve the right to bring, at any time, any dispute hereunder to the Board for resolution.

            Pro-rating of portions of calendar year: In the event of a rate request by CVPS for approval of rates effective after January 1, 2007, the Parties shall discuss and propose to the Board for approval an appropriate pro-rating method (consistent with the earnings cap methodology) to account for any such excess in CVPS's earned return on equity on its Vermont jurisdictional electricity utility operations during such period between January 1 of such calendar year and the date of such superseding approved agreement or order on rates. It is the intent of this MOU that ratepayers would benefit from the application of the earnings cap during any period the earnings cap is in effect, even if such period is less than a calendar year. (By way of example: in the event of a superseding approved agreement or order on rates effective April 1, 2008, the discussion and proposal should resolve how to determine and apply such excess, if any, for the first quarter of 2008.)

Clarifications to Requirements of
March 29, 2005 Order in Docket Nos. 6946 and 6988

            13.     CVPS included on a pro-forma basis the benefits to ratepayers of the proposed settlement with Entergy Nuclear Vermont Yankee and Entergy Nuclear Operations, Inc., under the Ratepayer Protection Plan, pending in Docket No. 6812-A to reduce its Cost of Service request in this proceeding. Specifically, CVPS pro-formed the amortization of the anticipated receipt of $731,087 over three years to reduce the Cost of Service in this proceeding by $243,696 per year. See Schedule 7, page 2 ("Regulatory Assets, Deferred Debits, and Regulatory Liabilities"), line 44. For purposes of this MOU, CVPS shall assume the risk in the Rate Year that the settlement in Docket No. 6812-A is not approved or the receipt of settlement proceeds is less than CVPS pro-formed in its Rate Year Cost of Service.

            Accordingly, the booking and deferring requirements of paragraph 10 of the March 29, 2005 Order in Docket Nos. 6946 and 6988, at 172, shall no longer be applicable, except to the extent that CVPS, on an actual (not pro-forma) basis, shall include amortization of the actual settlement proceeds received through Docket No. 6812-A over a three year period beginning at the later of the receipt of such proceeds or the date the rates resulting from this MOU first become effective.

            14.     Because no decommissioning costs are specified in this MOU, the nuclear decommissioning cost booking and deferring requirements in paragraph 12 of the March 29, 2005 Order in Docket Nos. 6946 and 6988, at 172, shall no longer be applicable. However, if the decommissioning costs for Yankee Atomic, Connecticut Yankee, or Maine Yankee increase or decrease from levels now projected for 2007 and subsequent years (as shown in CVPS's filing in this case), CVPS shall notify the Board and Department.

            15.     Pursuant to paragraph 13 of the March 29, 2005 Order in Docket Nos. 6946 and 6988, at 172, CVPS shall continue to follow the recording and reporting requirements of FERC Order 631 for Vermont jurisdictional ratemaking purposes. CVPS shall track and report its prior and future net salvage collections in a separate subsidiary account. CVPS shall show this separate account in future cost-of-service filings.

            16.     Pursuant to paragraph 14 of the March 29, 2005 Order in Docket Nos. 6946 and 6988, at 172, CVPS shall file its new depreciation study with the Board and the DPS when it is completed, which shall be no later than December 31, 2006. This filing shall include the net income impact of implementing the revised depreciation rates. CVPS agrees that it will implement any changes in depreciation rates no sooner than 45 days after its depreciation study is filed. If the PSB opens an investigation into the depreciation study or depreciation rates (which the DPS may request), then CVPS agrees not to change depreciation rates until such investigation is concluded.

            17.     The tree trimming and pole treating expenditures and reporting requirements in paragraphs 15 and 16 of the March 29, 2005 Order in Docket Nos. 6946 and 6988, at 172, shall continue to apply, with the annual tree trimming amount adjusted to $7,318,000 and the annual pole treating amount adjusted to $540,000 to reflect the increased costs shown in CVPS's filing in this docket.

            18.     The incremental costs for the Rochester acquisition, approved for deferral in the Board's Order, entered August 22, 2006 in Docket No. 7171, shall be deemed to have been fully recovered in the rates effective in the Rate Year which is the subject of this MOU.

            19.     CVPS shall continue the policy adopted in the Order entered March 29, 2005 in Docket Nos. 6946 and 6988: upon the expiration of a regulatory asset or liability, the corresponding rate revenue shall be booked as a reverse amortization in an opposing regulatory liability or asset account.

            20.     CVPS agrees that the amounts paid to CVPS Witness Steven Fetter relating to this docket shall be recorded in the appropriate FERC account for Regulatory Commission expense but shall not be included in the calculation of Regulatory Commission expense for recovery in any future rate case.

            21.     The Parties agree that CVPS shall use its commercially reasonable best efforts to procure insurance against increased net purchased power costs resulting from unplanned outages or deratings of the Vermont Yankee nuclear plant, generally comparable to that obtained by Green Mountain Power. To the extent the cost of such insurance is less than the $1.78 million amount reflected in CVPS's Cost of Service filed in this docket for this item, CVPS shall use the difference to establish a reserve account to be used to offset deductibles or other uninsured expenses related to an outage or derate at Vermont Yankee. The reserve account shall be maintained until fully expended for the purposes stated herein, or disposed of in accordance with a further agreement of the Parties or order of the PSB.

Other, Non-COS Issues

            22.     Power Cost witnesses: When Central Vermont prefiles its testimony and exhibits in support of subsequent rate changes, it may include forecasts and projections from third party power suppliers (e.g., Millstone, McNeil, etc.) in the testimony of its in-house power cost witness(es), provided that (i) such information will be consistent with past informational requirements in investigations of CVPS's rates, (iii) the forecasts and/or projections are accompanied by a narrative explanation from the third-party power supplier, and (iii) CVPS shall cause such third parties to make witnesses available upon the request of the Board or a party (provided reasonable notice is given), and in discovery. In the event either the Board or DPS notifies CVPS within a reasonable time before a CVPS rate filing that it desires any such third party witnesses to prefile separate testimony and exhibits, CVPS shall cause such third party to comply.

            The effectiveness of this MOU is not dependent on Board approval of this paragraph.

Board Questions in Prehearing Conference and other Memoranda

            23.     a.    Methods, practices and procedures: Other than specifically addressed in this MOU, nothing in this MOU seeks approval of, or represents agreement on, the methods, practices and procedures concerning the construction of the CVPS Cost of Service.

                      b.    Cow Power rate: The $0.04/kWh premium included in the "Cow Power" rate is a fixed amount which is not applied to CVPS's revenue requirement and is not calculated from the underlying CVPS Cost of Service or rate changes based thereon. Accordingly, the $0.04/kWh premium is not changed by the rate change proposed in this MOU. This MOU does not resolve whether the $0.04/kWh premium is still appropriate. CVPS will address this issue outside of this proceeding if the Board so requests.

                      c.    Other rates not subject to the rate increase: Ski area special contract supplemental service rates are market referenced and do not change with general rate changes, nor do certain costs and fees (such as disconnection charges), as provided in the tariff pages filed as Attachment C to CVPS's May 15, 2006 Petition.

                      d.    Gaal Crowl issues: This MOU does not fully resolve the issues raised by Ms. Crowl. CVPS will file its response to the Board's questions on or before September 8, 2006. DPS shall have an opportunity to comment on that filing. The Parties agree that CVPS shall use its commercially reasonable best efforts to implement in 2007 the improvements described in its response to DPS Information Request 4-44 (attached).

                      e.    Rochester acquisition: The Board has approved the acquisition of Rochester by CVPS. Order entered August 22, 2006 in Docket No. 7171. The acquisition of Rochester was completed on September 1, 2006.

            24.     Central Vermont anticipates, based on current projections, having excess energy available to sell through March of 2012. The parties recognize that certain other Vermont utilities need to buy power, and that they may be willing to buy the type of power CVPS has available without the inclusion of mark-to-market collateral terms on such transactions. CVPS and such other Vermont companies could otherwise incur exposure to "mark-to-market" or other collateral requirements from other non-Vermont counterparties or experience greater exposure to spot market price variability; as such, forward transactions between CVPS and other Vermont utilities may be beneficial to Vermont. Currently, the Vermont Electric Cooperative, Inc. ("VEC"), is in need of additional energy and, accordingly, Central Vermont agrees to offer to VEC a power contract should VEC indicate it wishes to receive such an offer In addition, CVPS agrees to exert commercially reasonable efforts with other Vermont utilities, to consummate one or more agreements on a mutually agreeable basis and at prices consistent with contemporaneous forward market transactions.

General Provisions

            25.     This MOU provides a final resolution to all issues in this proceeding regarding CVPS's request to increase rates, except as specifically discussed herein.

            26.     CVPS agrees to use reasonable efforts to secure support of, or no objection to, this MOU from intervenor AARP.

            27.     This MOU shall become effective upon the issuance of approval by the PSB in the manner contemplated herein.

            28.     The Parties agree that this MOU and any Order approving this MOU relate only to these Parties and should not be construed by any party or tribunal as having precedential or any other impact on proceedings involving other utilities. The Parties have made compromises on specific issues to reach this MOU. The MOU and any Order approving this MOU shall not be construed by any party or tribunal as having precedential impact on any future proceedings involving the Parties except as necessary to ensure implementation of this MOU or to enforce an order of the PSB resulting from this MOU. The Parties reserve the right in future proceedings to advocate positions that differ from those set forth in this MOU, and this MOU and any Order approving this MOU may not in any future proceeding be used against any party except as necessary to enforce rights and obligations under this MOU or to enforce an order of the PSB resulting from this MOU.

            29.     Except as otherwise provided for herein, the Parties agree that this Memorandum shall be effective, and shall bind the Parties hereto, only if the Public Service Board issues an order in this docket containing terms substantially consistent with this MOU in all respects.

            30.     The Parties agree that should the Board fail to approve the MOU substantially in its entirety, the Parties' agreements set forth herein shall terminate if so requested by either Party, in which case, the Parties shall have the right to file additional prefiled testimony on all issues in the above referenced dockets and the Parties' agreements shall not be construed by any party or tribunal as having precedential impact on any future testimony or positions which may be advanced in these proceedings.

            31.     The DPS shall support this MOU and issuance of the orders contemplated herein to the extent consistent with its obligations under Title 30, Vermont Statutes Annotated.

            DATED at Montpelier, Vermont this 11th day of September, 2006.

By: By:

VERMONT DEPARTMENT OF
      PUBLIC SERVICE

   /s/ Geoffrey Commons, Esq.
    Geoffrey Commons, Esq.
    Special Counsel

CENTRAL VERMONT PUBLIC
      SERVICE CORPORATION

   /s/ Kenneth C. Picton, Esq.
    Kenneth C. Picton, Esq.
    Assistant General Counsel

1	CVPS's May 15, 2006 filing requested new rates on a "bills rendered" basis. CVPS's May 25, 2006 filing corrected this to a "service-rendered" basis, in accordance with Board practice.
2

Congress has passed legislation that requires changes in GAAP for pension plan accounting. GAAP changes in accordance therewith will be adopted at some time in the future (CVPS does not know when). Towers Perrin has informed CVPS that the rule changes will impact pension plan accounting and may therefore change rate base and common equity levels. There will be an ongoing effect on rate base and common equity levels thereafter; the changes are unpredictable and may be significant, as they will be caused by then-current interest rates and performance in the investment market. CVPS anticipates the initial result will likely be to lower rate base and common equity in 2006 (if effective in 2006), but cannot predict the effect in 2007, which may cause an increase or decrease such levels. CVPS is also aware of potential changes in income tax accounting rules, but does not believe at this time the impact is likely to be material. While potential GAAP changes are often circulated and are in various stages of review, CVPS has not reviewed every potential changes; however, CVPS is not aware at this time of additional changes in GAAP that may impact 2007 earnings, it cannot state further changes will not occur or what their effect may be.

Settlement September 8, 2006 Docket No. 7191 Schedule 1
CENTRAL VERMONT PUBLIC SERVICE CORPORATION COST OF SERVICE TEST YEAR ENDED December 31, 2005 (000's Omitted)
(A)	(B)	(C)	(D)	(E)	(F)
Line No.	Description	Per Books	Adjustments	Adjusted Cost of Service
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 33 34 35 36 37 38 39 40 41 42 43 44 45

Operating Expenses:
  Purchased Power, net
  Production
  Transmission
  Distribution
  Customer Accounting
  Customer Service and Information
  Sales
  Administrative and General
  Depreciation & Amortization
  Amortization of Property Losses
  Taxes - Federal and State
           - Municipal
           - Other, excluding Revenue Taxes

Total Operating Expenses
Return on Utility Rate Base

Total Cost of Service Before Credits

Less:
  Equity in Earnings of Affiliates
  Other Operating Revenues
  Interest Income - Line Extensions

Allocable Cost of Service
Less:
  Costs Allocated to Wholesale

Cost of Service to Ultimate Consumers
Accounts Correcting for Efficiency

Adjusted Cost of Service to Ultimate Consumers
Uncollectible Accounts - Rate Year

Readjusted Cost of Service to Ulti. Consumers
Gross Revenue & Fuel Gross Receipts Taxes

Total Cost of Service to Ultimate Consumers

Revenue from Ultimate Consumers

Revenue Deficiency from Ultimate Consumers

Rate Increase Percent

		$130,393 12,928 18,075 24,321 5,314 1,112 81 26,927 16,376 0 (1,915) 8,826 2,412 $244,850 23,153 $268,003 1,869 8,108 2 $258,024 2,296 $255,728 128 $255,856 0 $255,856 2,656 $258,512	($6,435) (2,159) 5,043 3,458 (642) 0 (4) 4,994 (806) 0 10,949 506 190 $15,094 2,559 $17,653 3,883 (2,966) 0 $16,736 149 $16,587 (128) $16,459 1,185 $17,644 107 $17,751

$123,958
10,769
23,118
27,779
4,672
1,112
77
31,921
15,570
0
9,034
9,332
2,602

$259,944
25,712

$285,656

5,752
5,142
2

$274,760

2,445

$272,315
0

$272,315
1,185

$273,500
2,763

$276,263

266,328

$9,935

3.73%

8.55% 0.89%
Settlement September 8, 2006 Docket No. 7191 Schedule 1
CENTRAL VERMONT PUBLIC SERVICE CORPORATION RATE BASE TEST YEAR ENDED December 31, 2005 (000's Omitted)

(A)	(B)	(C)	(D)	(E)
Line No.	Description	13 Month Average Per Books	Adjustments	Adjusted Rate Base
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 33 34 35 36 37

Utility Plant in Service
Production
Joint Ownership
Transmission
Distribution
Facilities
Information Systems
Communications
Other Equipment

     Utility Plan in Service

Plant Held for Future Use
Capital Expenditure
Investment in Affiliates
Construction Work in Progress
TY 2005 Millstone 3 Energy
TY 2005 Millstone 3 Capacity
TY 2007-8 Millstone 3 Energy
TY 2007-8 Millstone 3 Capacity
Working Capital Allowance
VPSB Accounting Orders

Company Financed Line Extensions
Less:
  Accumulated Depreciation
  Accumulated Deferred Income Taxes
  Accumulated Deferred Investment Tax Credits
  Customer Advances for Construction
  Accrued Pension Expense
  Acc. Post-ret. Medical Expense FAS 106
  Acc. Other Post-Employment Ben. Exp. FAS 112
  Customer Deposits
  1991 VY CPR Rebate
  Other Current Liabilities

     Total Rate Base

		$500,128 0 0 0 0 0 0 0 0 $500,128 43 0 16,113 8,804 337 196 0 0 20,884 0 55 226,434 23,113 3,940 15 15,405 3,802 1,527 1,211 321 0 $270,792	$6,325 4,889 624 3,784 11,342 1,252 (4,511) 273 105 $24,083 0 1,302 34,892 (2,210) (319) (190) 523 272 (2,143) (4,217) 0 19,350 19,944 0 0 (15,291) (3,906) 213 0 (102) 1,854 $29,931	$506,453 4,889 624 3,784 11,342 1,252 (4,511) 273 105 $524,211 43 1,302 51,005 6,594 18 6 523 272 18,741 (4,217) 55 245,784 43,057 3,940 15 114 (104) 1,740 1,211 219 1,854 $300,723

Settlement September 8, 2006 Docket No. 7191 Schedule 1
CENTRAL VERMONT PUBLIC SERVICE CORPORATION COST OF CAPITAL At February 1, 2007 (000's Omitted)
1 2 3 4 5 6 7 8 9	Long-Term Debt Preferred Stock Common Equity Total	Adjusted $126,750 10,054 171,083 $307,887	Proportion 41.17% 3.26% 55.57% 100.00%	Effective Tax Rate = Cost Rate Weighted % 5.86% 2.41% 5.32% 0.17% 10.75% 5.97% 8.55%	40.525% Pre Tax % 2.41% 0.29% 10.04% 12.74%